Exhibit 23.1


                             HJ & Associates, LLC

                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Computerized Thermal Imaging, Inc.



      We consent to the incorporation by reference in this Registration Statement of Computerized Thermal Imaging, Inc. of our report dated September 1, 2000 relating to the consolidated balance sheet of Computerized Thermal Imaging, Inc. as of June 30, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended June 30, 2000 and 1999 and from inception on June 10, 1987 through June 30, 2000, which report appears in the annual report on Form 10-KSB of Computerized Thermal Imaging, Inc. for the year ended June 30, 2000.



/s/HJ & Associates, LLC
------------------------------
HJ & Associates, LLC

Salt Lake City, Utah
Date: February 13, 2001